CIT Commercial Services      T: 213 613-2400 300
         South Grand Avenue
         Los Angeles, CA 90071








                                                     Date: 6-1-2003




Innovo, Inc.
5804 East Slauson Ave.
Commerce, CA 90040

                               FACTORING AGREEMENT
                               -------------------


Ladies and Gentlemen:

         We are pleased to confirm the terms and conditions that will govern our funds in use accounting, notification factoring arrangement with advances (the "Agreement").

         1. SALE OF ACCOUNTS

         You sell and assign to us, and we purchase as absolute owner, all accounts receivable arising from your sales of inventory or rendition of services which you in your discretion choose to factor with us, including those under any trade names, through any divisions and through any selling agent (collectively, the "Accounts" and individually, an "Account").

         2. CREDIT APPROVAL

         2.1 Requests for credit approval for all of your orders must be submitted to our Credit Department via computer by either: (a) On-Line Terminal Access, or (b) Electronic Batch Transmission. If you are unable to submit orders via computer, then orders can be submitted over the phone, by fax or in writing. All credit decisions by our Credit Department (including approvals, declines and holds) will be sent to you daily by a Credit Decisions Report, which constitutes the official record of our credit decisions. Credit approvals will be effective only if shipment is made or services are rendered within thirty (30) days from the completion date specified in our credit approval. Credit approval of any Account may be withdrawn by us any time before shipment is made or services are rendered.


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:44098-2


                www.cit.com





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         2.2 We assume the Credit  Risk on each  Account  approved in the Credit
Decision Report. "Credit Risk" means the customer's failure to pay the Account in full when due on its longest maturity solely because of its financial inability to pay. If there is any change in the amount, terms, shipping date or delivery date for any shipment of goods or rendition of services (other than accepting returns and granting allowances as provided in section 8 below), you must submit a change of terms request to us, and, if such pertains to a Factor
Risk Account, then we shall advise you of our decision either to retain the Credit Risk or to withdraw the credit approval. Accounts on which we bear the Credit Risk are referred to collectively as "Factor Risk Accounts", and individually as a "Factor Risk Account". Accounts on which you bear some or all of the risk as to credit are referred to collectively as "Client Risk Accounts", and individually as a "Client Risk Account".

         2.3 We shall have no liability to you or to any person, firm or entity for declining, withholding or withdrawing credit approval on any order. If we decline to credit approve an order and furnish to you any information regarding the credit standing of that customer, such information is confidential and you agree not to reveal same to the customer, your sales agent or any third party. You agree that we have no obligation to perform, in any respect, any contracts relating to any Accounts.

         3. INVOICING

         You agree to place a notice (in form and content acceptable to us) on each invoice and invoice equivalent that the Account is sold, assigned and payable only to us, and to take all necessary steps so that payments and remittance information are directed to us. All invoices, or their equivalents, will be promptly mailed or otherwise transmitted by you to your customers at your expense. You will provide us with copies of all invoices (or the equivalent thereof if the invoices were sent electronically), confirmation of the sale of the Accounts to us and proof of shipment or delivery, all as we may reasonably request. If you fall to provide us with copies of such invoices (or equivalents) or such proofs when requested by us, we will not bear any Credit Risk as to those Accounts.

               4. REPRESENTATIONS AND WARRANTIES

         4.1 You represent and warrant that: each Account is based upon a bona fide sale and delivery of inventory or rendition of services made by you in the ordinary course of business; the inventory being sold and the Accounts created are your exclusive property and are not, and will not be, subject to any lien, consignment arrangement, encumbrance or security interest other than in our favor; all amounts are due in United States Dollars; all original invoices bear notice of the sale and assignment to us; any taxes or fees relating to your Accounts or inventory are solely your responsibility; and none of the Accounts factored with us hereunder represent sales to any subsidiary, affiliate or parent company. You also warrant and represent that: your customers have accepted the goods or services and owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, claim, offset, defense, deduction, rejection, recoupment, counterclaim or contra account, other than as to returns and allowances as provided in section 8 below (the foregoing being referred to in this Agreement as "Customer Claims"). You covenant and agree that the average dollar amount of all of your invoices and credits representing your Accounts will be at least $700.00.

         4.2 You further represent and warrant that: you are a duly organized and validly existing business organization qualified to do business in all states where required; the most recent financial statements provided by you to us accurately reflect your financial condition as of that date and there has been no material adverse change in your financial condition since the date of those financial


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statements.  You agree to  furnish  us with  such  information  concerning  your business affairs and financial condition as we may reasonably request from time to time. You will furnish to us as soon as possible, but not later than one hundred twenty (120) days after the close of each of your fiscal years, your financial statements as of the end of such year, reviewed by a firm of independent, certified public accountants, selected by you and acceptable to us.

         4.3 You agree that you will promptly notify us of any change in your. name, location of your chief executive office, place(s) of business, use of trade names and divisions, and legal or business structure. Further, you agree that you will promptly notify us of any change in control of the ownership of your business organization, and of significant law suits or proceedings against you.

         5. PURCHASE OF ACCOUNTS

         We shall purchase the Accounts for the gross amount of the respective invoices, less: factoring fees or charges, trade and cash discounts allowable to, or taken by, your customers, credits, cash on account and allowances ("Purchase Price"). Our purchase of the Accounts will be reflected on the Statement of Account (defined in section 10 below), which we shall render to you, which will also reflect all credits and discounts made available to your customers.

         6. ADVANCES

         At your request, and in our sole discretion, we may advance funds to eighty-five percent (85%) of your Factor Risk Accounts, prior to the collection of the Accounts. We have the right, at any time and from time to time, to hold any reasonable reserves we deem reasonably necessary as security for the payment and performance of any and all of your Obligations (defined in section 12 below). All amounts you owe us, including all advances to you and any debit balance in your Client Position Account (defined in section 10 below), and any Obligations, are payable on demand and may be charged to your account at any time.

         7. PAYMENT OF ACCOUNTS

         7.1 All payments received by us on the Accounts will be promptly applied to your account with us after crediting your customer's account. In exchange for such application, we shall charge your account monthly with the cost of three (3) additional business days on all such payments at the rate charged by us in section 14.1 below on debit balances. No checks, drafts or other instruments received by us will constitute final payment of an Account unless and until such items have actually been collected.

         7.2 The amount of the Purchase Price of any Factor Risk Account which remains unpaid will be deemed collected and will be credited to your account as of the earlier of the following dates:

         (a) the date of the Account's longest maturity if a proceeding or petition is filed by or against the customer under any state or federal bankruptcy or insolvency law, or if a receiver or trustee is appointed for the customer; or

         (b) the last day of the third month following the Account's longest maturity date if such Account remains unpaid as of said date without the occurrence of any of the events specified in clause (a) above


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         If any Factor Risk Account  credited to you was not paid for any reason other than Credit Risk, we shall reverse the credit and charge your account accordingly, and such Account is then deemed to be a Client Risk Account.

         8. CUSTOMER CLAIMS AND CHARGE BACKS

         8.1 You must notify us promptly of any matter affecting the value, enforceability or collectibility of any Account and of all Customer Claims. You agree to promptly issue credit memoranda or otherwise adjust the customer's account upon accepting returns or granting allowances. For full invoice credit memoranda, you agree to send duplicate copies thereof to us and to confirm their assignment to us. You may continue to do so until we have advised you that all such credits or allowances on Factor Risk Accounts require our prior written approval. We shall cooperate with you in the adjustment of Customer Claims, but we retain the right to adjust Customer Claims on Factor Risk Accounts directly with customers, upon such terms as we in our sole discretion may deem advisable.

         8.2 We may at any time charge back to your account the amount of: (a) any Factor Risk Account which is not paid in full when due for any reason other than Credit Risk; (b) anticipation (interest) deducted by a customer on any Account; (c) Customer Claims; (d) any Client Risk Account which is not paid in full when due; and (e) any Account for which there is a material breach of any representation or warranty. A charge back does not constitute a reassignment of an Account. We shall immediately charge any deduction taken by a customer to your account.

         8.3 We may at any time charge to your account the amount of, (a) payments we receive on Client Risk Accounts which we are required at any time to turnover or return (including preference claims); (b) all remittance expenses (including incoming wire charges; currency conversion fees and stop payment fees), other than stop payment fees on Factor Risk Accounts; (c) expenses, collection agency fees and reasonable attorneys' fees incurred by us in collecting or attempting to collect any Client Risk Account or any Obligation (defined in section 12 below); and (d) our fees for handling collections on Client Risk Accounts which you have requested us to process, as provided in the Guide (see section 18.2 below).

         9. HANDLING AND COLLECTING ACCOUNTS; RETURNED GOODS

         9.1 As owners of the Factor Risk Accounts, we have the right to: (a) bring suit, or otherwise enforce collection, in your name or ours; (b) modify the terms of payment, (c) settle, compromise or release, in whole or in part, any amounts owing, and (d) issue credits in your name or ours. To the extent applicable, you waive any and all claims and defenses based on suretyship. If moneys are due and owing from a customer for both Factor Risk Accounts and Client Risk Accounts, you agree that any payments or recoveries received on such Accounts will be applied using our normal procedures. If at the time of a customer liquidation, we each have Accounts at our respective risk, we agree that all payments, dividends, recoveries or proceeds will be shared pro rata in proportion to our respective Credit Risk for that customer. Once you have granted or issued a discount, full invoice credit or full invoice allowance on any Account, you have no further interest therein. Any checks, cash, notes or other documents or instruments, proceeds or property received with respect to the Accounts must be held by you in trust for us, separate from your own property, and immediately turned over to us with proper endorsements. We may endorse your name or ours on any such check, draft, instrument or document.

         9.2 As owners and assignees of the Accounts and all proceeds thereof, upon our written notice, you will, at your expense, set aside, mark with our name and hold in trust for us, any and all


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returned, rejected, reclaimed or repossessed inventory ("Returned Goods") unless such purchased invoice is charged back to you. Further, upon such notice, you agree promptly: to notify us of all material Returned Goods and, at our request, either to deliver same to us, or to pay us the invoice price thereof, or to sell the same for our account.

         10. STATEMENT OF ACCOUNT

         After the end of each month, we shall send you certain reports reflecting Accounts purchased, advances made, fees and charges and all other financial transactions between us during that month ("Reports"). The Reports sent to you each month include a Statement of Account reflecting transactions in three sections: Accounts Receivable, Client Position Account and Funds In Use. The Reports shall be deemed correct and binding upon you and shall constitute an account stated between us unless we receive your written statement of exceptions within sixty (60) days after same are mailed to you.

         11. GRANT OF SECURITY INTEREST

         11.1 You hereby assign and grant to us a continuing security interest in all of your right, title and interest in and to all of your now existing and future: (a) Accounts and all instruments, documents, chattel paper, general intangibles, and any other obligations owing to you; (b) unpaid seller's rights (including rescission, repossession, replevin, reclamation and stoppage in transit); (c) rights to any inventory represented by the foregoing, including Returned Goods; (d) reserves and credit balances arising hereunder, (e) guarantees or collateral for the foregoing (including rights under any letters of credit or other credit enhancements in your favor); (f) insurance policies, proceeds or rights relating to the foregoing; ; (g) cash and non-cash proceeds of the foregoing; and (h) Books and Records (defined in section 13 below) evidencing or pertaining to the foregoing.

         11.2 You agree to comply with all applicable laws to perfect our security interest in collateral pledged to us hereunder, and to execute financing statements and other documents as we may require to effectuate the foregoing and to implement this Agreement. To the extent permitted by applicable law, you authorize us to sign your name, or to file financing statements or continuations without your signature, all in order to create, perfect or maintain our security interest in the collateral.

         12. OBLIGATIONS SECURED

         The security interest granted hereunder and any lien or security interest that we now or hereafter have in any of your other assets, collateral or property, secure the payment and performance of all of your now existing and future indebtedness and obligations to us, whether absolute or contingent, whether arising under this Agreement or any other agreement or arrangement between us, by operation of law or otherwise ("Obligations"). Obligations also includes ledger debt (which means indebtedness for goods and services purchased by you from any party whose accounts receivable are factored or financed by us), and indebtedness arising under any guaranty, credit enhancement or other credit support granted by you in our favor. Any reserves or balances to your credit and any other assets, collateral or property of yours in our possession constitutes security for any and all Obligations.

         13. BOOKS AND RECORDS AND EXAMINATIONS

         13.1 You agree to maintain such Books and Records concerning the Accounts as we may reasonably request and to reflect our ownership of the Accounts therein. "Books and Records"


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means  your  accounting  and  financial  records  (whether  paper,  computer  or electronic), data, tapes, discs, or other media, and all programs, files, records and procedure manuals relating thereto, wherever located.

         13.2 Upon our reasonable request, you agree to make your Books and Records available to us for examination and to permit us to make copies or extracts thereof. Also, you agree to permit us to visit your premises during your business hours and to conduct such examinations as we deem reasonably necessary. To cover our costs and expenses of any such examinations, we shall charge you a fee for each day, or part thereof, during which such examination is conducted, plus any out-of-pocket costs and expenses incurred by us, as provided in the Guide (see section 18.2 below). Notwithstanding the foregoing, such fees shall not exceed $5,000.00 annually, unless there is a default by the Client.

         14. INTEREST

         14.1 Interest is charged as of the last day of each month based on the daily debit balances in your Funds In Use account for that month, at a rate equal to the greater of: (a) the sum of one-quarter of one percent (.25%) plus the Chase Prime Rate (defined below), or (b) six percent (6%) per annum. The Chase Prime Rate is the per annum rate of interest publicly announced by The Chase Manhattan Bank (or its successor) in New York, New York from time to time as its prime rate, and is not intended to be the lowest rate of interest charged by The Chase Manhattan Bank to its borrowers. Any change in the rate of interest hereunder due to a change in the Chase Prime Rate will take effect as of the first of the month following such change in the Chase Prime Rate. Interest will be credited as of the last day of each month based on the daily credit balances in your Funds In Use account for that month, at a rate four percent (4%) per annum below the Chase Prime Rate being used to calculate interest for the period. All interest is calculated on a 360 day year.

         14.2 In no event will interest charged hereunder exceed the highest lawful rate. In the event, however, that we do receive interest in excess of the highest lawful rate, you agree that your sole remedy would be to seek repayment of such excess, and you irrevocably waive any and all other rights and remedies which may be available to you under law or in equity.

         15. FACTORING FEES AND OTHER CHARGES
15.1 For our services hereunder, you will pay us a factoring fee or charge of eight tenths of one percent (.80%) of the gross face amount of all Accounts factored with us. In addition, you will pay a fee of one-quarter of one percent (1/4 of 11%) of the gross face amount of each Account for each thirty (30) day period or part thereof by which the longest terms of sale applicable to such Account exceed ninety (90) days (whether as originally stated or as a result of a change of terms requested by you or the customer). For Accounts arising from sales to customers located outside the fifty states of the United States of America, you will pay us an additional factoring fee of one percent (M) of the gross face amount of all such Accounts. All factoring fees or charges are due and charged to your account upon our purchase of the underlying Account. Commencing January 1, 2002, in no event shall the aggregate of the factoring fees or commissions payable to us hereunder for each quarter, or part thereof ("Period"), by you and Joe's Jeans, Inc. under the separate factoring agreements with us (the "Agreements"), be less than $9,000.00. The amount, if any, by which $9,000.00 exceeds commissions earned on accounts receivable factored with us by you and Joe's Jeans, Inc. for any Period, shall be charged to either of the aforementioned accounts, at our discretion, pursuant to the respective Agreements with us as of the end of such Period.


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         15.2 You agree to pay all reasonable costs and expenses  incurred by us in connection with the preparation, execution, administration and enforcement of this Agreement, including all reasonable fees and expenses attributable to the services of our attorneys (whether in-house or outside), search fees and public record filing fees. Furthermore, you agree to pay to us our fees (as more fully set forth in the Guide, see section 18.2 below) including fees for: (a) special reports prepared by us at your request; (b) wire transfers; (c) handling change of terms requests relating to Accounts; and (d) your usage of our on-line computer services. Our fees may be changed by us from time to time upon notice to you; however, any failure to give you such notice does not constitute a breach of this Agreement and does not impair our ability to institute any such change.

         15.3 Any tax or fee of any governmental authority imposed on or arising from any transactions between us, any sales made by you, or any inventory relating to such sales is your sole responsibility (other than income and franchise taxes imposed on us which are not related to any specific transaction between us). If we are required to withhold or pay any such tax or fee, or any interest or penalties thereon, you hereby indemnify and hold us harmless therefor and we shall charge your account with the full amount thereof.

         15.4 If during the Test Period the Actual Invoice Size is less than the Warranted Invoice Size of $700.00, then, upon our giving you notice, the factoring fee set forth above will be increased. The increase will be fifteen-hundredths of one percent (0.15%) for each $250 that the Actual Invoice Size is less than the Warranted Invoice Size, effective as of the first of each month. "Actual Invoice Size" is determined by dividing the aggregate net amount of Accounts (i.e., the gross face amount of invoices less credits) factored with us during each Test Period by the aggregate number of invoices and credits evidencing such Accounts. Determination of the Actual Invoice Size and institution of the factoring fee increase, if any, will occur and be adjusted after each Test Period. "Test Period" means each consecutive six month period commencing on December 1, 2001.

         15.5 In addition to the fees and charges under this Agreement, you will pay us, as of the date hereof, a facility fee in the amount of $3,000.00 for the initial setup and implementation of your account with us.

         16. TERMINATION

         16.1 You may terminate this Agreement only as of an Anniversary Date and then only by giving us at least sixty (60) days prior written notice of termination. "Anniversary Date" means the last day of the month occurring one year from the date hereof, and the same date in each year thereafter. In the event that this Agreement is terminated by you prior to an Anniversary Date, we shall be entitled to the unpaid portion of the Minimum Factoring Fees, if any, for such Period, as provided in section 15.1 above, as of the effective date of termination. Except as otherwise provided, we may terminate this Agreement at any time by giving you at least sixty (60) days prior written notice of termination. However, we may terminate this Agreement immediately, without prior notice to you, upon the occurrence of an Event of Default (defined in section
17.1 below).

         16.2 This Agreement remains effective between us until terminated as herein provided. Unless sooner demanded, all Obligations will become immediately due and payable upon any termination of this Agreement.

         16.3 All of our rights, liens and security interests hereunder continue and remain in full force and effect after any termination of this Agreement and pending a final accounting, we may withhold any balances in your account unless we are supplied with an indemnity satisfactory to us to cover all Obligations. You agree to continue to assign accounts receivable to us and to remit to us all


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collections on accounts receivable, until all Obligations have been paid in full or we have been supplied with an indemnity satisfactory to us to cover all Obligations.

         17. EVENTS OF DEFAULT AND REMEDIES UPON DEFAULT

         17.1 It is an "Event of Default" under this Agreement if (a) your business ceases or a meeting of your creditors is called; (b) any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding is commenced by or against you under any federal or state law; (c) you breach any material representation, material warranty or covenant contained in this Agreement; or (d) you fail to pay any Obligation when due.

         17.2 After the occurrence of an Event of Default which is not waived by us with respect to the default in paragraph 17.1, section (c) and not cured by you within ten (10) days, we may terminate this Agreement without notice to you. We shall then have immediate access to, and may remove from any premises where same may be located, any and all Books and Records as may pertain to the Accounts, Returned Goods and any other collateral hereunder. Furthermore, as may be necessary to administer and enforce our rights in the Accounts, Retumed Goods and any other collateral hereunder, or to facilitate the collection or realization thereof, we have your permission to: (a) use (at your expense) your personnel, supplies, equipment, computers and space, at your place of business or elsewhere; and (b) notify postal authorities to change the address for delivery of your mail to such address as we may designate and to receive and open your mail. We agree to turn over to you or your representative all mail not related to the aforesaid purposes.

         17.3 After the occurrence of an Event of Default which is not waived by us, with respect to any other property or collateral in which we have a security interest, we shall have all of the rights and remedies of a secured party under
Article 9 of the Uniform Commercial Code. If notice of intended disposition of any such property or collateral is required by law, it is agreed that five (5) days notice constitutes reasonable notice. The net cash proceeds resulting from the exercise of any of the foregoing rights, after deducting all charges, costs and expenses (including reasonable attorneys' fees) WE be applied by us to the payment or satisfaction of the Obligations, whether due or to become due, in such order as we may elect. You remain liable to us for any deficiencies. With respect to Factor Risk Accounts and Returned Goods relating thereto, you hereby confirm that we are the owners thereof, and that our rights of ownership permit us to deal with this property as owner and you confirm that you have no interest therein.

         18. MISCELLANEOUS PROVISIONS

         18.1 This Agreement, and all attendant documentation, as the same may be amended from time to time, constitutes the entire agreement between us with regard to the subject matter hereof, and supersedes any prior agreements or understandings. This Agreement can be changed only by a writing signed by both of us. Our failure or delay in exercising any right hereunder will not constitute a waiver thereof or bar us from exercising any of our rights at any time. The validity, interpretation and enforcement of this Agreement is governed by the laws of the State of California, excluding the conflict laws of such State.

         18.2 The Client Service Guide, as supplemented and amended from time to time (the "Guide") has been furnished to you or is being furnished to you concurrently with the signing of this Agreement, and by your signature below you acknowledge receipt thereof. The Guide provides information on credit approval processes, accounting procedures and fees. The procedures for Electronic Batch Transmission are covered in supplemental instructions to the Guide. From time to time, we may provide you with amendments, additions, modifications, revisions or supplements to


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the Guide, which will be operative for transactions  between us. All information and exhibits contained in the Guide, on any screen accessed by you, and on any print-outs, reports, statements or notices received by you are, and will be, our exclusive property and are not to be disclosed to, or used by, anyone other than you, your employees or your professional advisors, in whole or in part, unless we have consented in writing.

         18.3 This Agreement binds and benefits each of us and our respective successors and assigns, provided, however, that you may not assign this Agreement or your rights hereunder without our prior written consent.

         18.4 Section headings are for convenience only and are not controlling. The use of "including" means "including without limitation".

         18.5 If any provision of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision will be inapplicable and deemed omitted to such extent, but the remainder will not be invalidated thereby and will be given effect so far as possible.


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


         19. JURY TRIAL WAIVER

         To the extent permitted by applicable law, we each hereby waive any right to a trial by jury in any action or proceeding arising directly or indirectly out of this Agreement, or any other agreement or transaction between us or to which we are parties.

         If the foregoing is in accordance with your understanding, please so indicate by signing and returning to us the original and one copy of this Agreement. This Agreement will take effect as of the date set forth above but only after being accepted below by one of our officers in California, after which we shall forward a fully executed copy to you for your files.

                                        Very truly yours,

                                        THE CIT GROUP/
                                        COMMERCIAL SERVICES, INC.

                                        By:  /s/ Robert K. Lewin
                                            ---------------------------------
                                              Robert K. Lewin,
                                              Senior Vice President

         Read and Agreed to:

         INNOVO, INC.

         By: /s/ Samuel J. Furrow
             ------------------------
         Name: Samuel Joseph Furrow
         Title: President



                                        Accepted at: Los Angeles, CA

                                        THE CIT GROUP/
                                        COMMERCIAL SERVICES, INC.

                                        By: /s/ Glenn Anderson
                                            ---------------------------------
                                        Name: Glenn Anderson
                                        Title: AVP





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